Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION EXPANDS

BOARD OF DIRECTORS

Minneapolis, MN, October 3, 2006 – Christopher & Banks Corporation (NYSE: CBK) today announced that Mark A. Cohn has been elected to its Board of Directors effective October 2, 2006.  The election of Mr. Cohn increases the number of Board seats to eight and the number of independent directors to seven.

Mark A. Cohn, 49, currently is the Chairman and Chief Executive Officer of Third Season, LLC (Third Season), a company which he founded in 2003.  Third Season serves as a holding company, or incubator, of a number of small micro consumer marketing companies including Second Act, LLC, an online retailer of consumer electronics.

Mr. Cohn was a founder of Damark International Inc., a consumer catalog company.  He served as the company’s Chief Executive Officer from the company’s inception in 1986 until February 2001.

Mr. Cohn is currently a member of the Board of Directors of Children’s Hospital and Clinics of Minnesota.  He is also a member of the Board of Directors of COKeM International, Ltd., a privately held wholesaler of video game and home entertainment software.  In addition, Mr. Cohn is a member of the Board of Directors of Bellacor.com, Inc., a privately held online retailer of lighting and home furnishing products.

Joe Pennington, Chief Executive Officer, commented, “We are extremely pleased to have Mark join our Board of Directors. His expertise in direct channel selling will be a great benefit to the Company as we continue our growth. We are confident that Mark’s executive experience and marketing knowledge will be a tremendous asset to our business.”

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company operates 757 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 518 Christopher & Banks stores, 207 C.J. Banks stores and 32 Acorn stores.

This release contains forward-looking statements. The achievement of such results is subject to certain risks and uncertainties and may differ materially from those projected.  Such risk factors include, but are not limited to, changes in economic, market and weather conditions,  shifts in consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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